Exhibit 99.1


SCBT Financial Corporation Completes Acquisition of Sun Bancshares, Inc.

    COLUMBIA, S.C.--(BUSINESS WIRE)--Nov. 18, 2005--SCBT Financial Corporation (NASDAQ: SCBT) announced today the completion of its acquisition of Sun Bancshares, Inc. Under the terms of the acquisition, Sun
Bancshares Inc. shareholders will receive $3.60 in cash and 0.464516 shares of SCBT Financial Corporation common stock for each share of Sun Bancshares, Inc. common stock that they own. SCBT Financial
Corporation will also pay approximately $2.86 million to the holders of outstanding stock warrants and options for Sun Bancshares, Inc.
stock. Following overwhelming approval by the Sun Bancshares, Inc. shareholders and final regulatory approval, the Sun Bancshares, Inc.
banking subsidiary SunBank N.A. will become the third wholly owned banking subsidiary of SCBT Financial Corporation at the close of business on November 18, 2005. SunBank will operate initially under its name in Georgetown and Horry counties in South Carolina.
    "We're excited about our partnership with SunBank. This will allow our company to expand at a faster rate to serve the financial needs of this fast growing coastal market," said Robert R. Hill, SCBT president and chief executive officer. "The completion of this merger allows
SCBT to round out our franchise and fulfill our mission to be South
Carolina's premier bank."
    The merger will add two full service banking facilities to the SCBT family and one additional loan production office in the fast growing coastal area of South Carolina. "Partnering with SCBT's seventy years of experience and resources will allow us to provide an expanded menu of financial products to our customers," commented
Thomas Bouchette, president and chief executive officer of SunBancshares, Inc. The full service banking offices are located at 4367 Riverwood Drive in Murrells Inlet and at 1134 North Fraser Street in Georgetown. The loan production office is located at 1125 48th
Avenue North in Myrtle Beach.
    South Carolina Bank and Trust N.A., the 4th largest bank headquartered in South Carolina, South Carolina Bank and Trust of the
Piedmont N.A., and now SunBank, N.A. are subsidiaries of SCBT
Financial Corporation. Serving the needs of South Carolinians for over 70 years, SCBT Financial Corporation currently operates 39 financial centers in 14 South Carolina counties and has assets of approximately
$1.8 billion upon consummation of the acquisition. More information can be found at www.SCBandT.com.
    Statements contained in this press release, which are not historical facts, are forward-looking statements. In addition, SCBT through its senior management or directors may from time to time make forward-looking public statements concerning matters described herein.
Such forward-looking statements are necessarily estimates reflecting the best judgment of SCBT's senior management or directors based upon current information and involve a number of risks and uncertainties.
Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by SCBT with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of SCBT or its senior management or directors should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

    CONTACT: SCBT Financial Corporation
             Richard C. Mathis, 803-765-4618